FOR IMMEDIATE RELEASE

CONTACT:
Mark Ties XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Names Thomas Schlick Chief Operating Officer
MINNEAPOLIS, April 10, 2006 —XATA Corporation (Nasdaq: XATA), the leader in onboard fleet management systems for private fleet transportation, announced today that Thomas Schlick has joined the Company as chief operating officer. Schlick brings over 30 years experience in high technology services management, new product planning and corporate development. He was most recently with Datacard Corporation, a $350 million industry leader in the card personalization and secure identification market. In his new role, Schlick will be responsible for the Company’s service operations, project management, quality delivery, customer training, implementation and operation of all XATANET infrastructure.
“This represents a significant milestone in our Company’s growth,” said Craig Fawcett, chairman and chief executive officer for XATA. “Tom’s strong operational background, leadership skills and tremendous energy will enable him to further advance our leadership position in fleet intelligence solutions.”
In his position as Senior Vice President, Global Service, Solutions & Sales Operations at DataCard Corporation, Schlick served as a member of the Company’s executive leadership team and was responsible for the Company’s global services activities including; field operations, technical product and software support, sales and service training, program management, depot repair, and call center operations. Prior to DataCard, he served as a senior executive at Rosemount, Inc., a division of Emerson Electric. He has extensive operational management experience in the areas of global services management, technical marketing and new business development.
“XATA has a proven reputation of delivering the best enterprise and web-based fleet management systems for the largest and most advanced fleets,” said Schlick. “I’m excited to join the XATA team and add my skills of delivering superior customer service to what is already a strong, rapidly growing organization.”
About XATA
 A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards.
Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 45,000 trucks at over 1,500 distribution centers across North America. For more information, visit www.xata.com or call 1-800- 745-9282.
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